Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-200664

Prospectus Supplement No. 7

(to Prospectus dated May 14, 2015)

NEUROTROPE, INC.

25,225,000 Shares of Common Stock

This prospectus supplement no. 7 supplements the prospectus dated May 14, 2015, which forms a part of our registration statement on Form S-1 (Registration Statement No. 333-200664) relating to the resale of up to 25,225,000 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of the prospectus. We will not receive any proceeds from the sale of our shares by the selling stockholders.

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 9, 2015 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The attached information amends and supplements certain information contained in the prospectus. This prospectus supplement is not complete without, and should not be delivered or utilized, except in conjunction with the prospectus, including any supplements and amendments thereto. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB marketplace under the symbol “NTRP.” On November 6, 2015, the last reported closing price of our common stock was $0.70 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors for our common stock, which begin on page 10 of the prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2015

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Park Place, Suite 1401
Newark, New Jersey 07102

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The Registrant reports that Dr. Warren Wasiewski, Executive Vice President, Development and Chief Medical Officer of Neurotrope Bioscience, Inc., a wholly-owned subsidiary of Neurotrope, Inc., has resigned as Executive Vice President, Development, effective as of November 9, 2015 and has taken a new position with significantly more responsibility. Dr. Wasiewski will remain Acting Chief Medical Officer of Neurotrope Bioscience Inc., on a consulting basis, until the earlier of December 31, 2015 or the date that a successor is named.

The Company will immediately undertake a search to replace Dr. Wasiewski, including with persons recommended by Dr. Wasiewski.

Dr. Wasiewski was responsible for development of the Company’s planned Phase 2b clinical trial to treat approximately 150 patients with bryostatin who suffer with moderately severe to severe Alzheimer’s disease. The trial is being implemented with support from Worldwide Clinical Trials, Inc. pursuant to a previously announced Services Agreement. The Company’s Director of Clinical Operations will continue to manage the relationship and day-to-day activities with Worldwide Clinical Trials, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: November 9, 2015	By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer,
Executive Vice President, Secretary and
Treasurer